Exhibit 99.1

News Release

GRAINGER NAMES NANCY BERARDINELLI-KRANTZ AS CHIEF LEGAL OFFICER

CHICAGO, Dec. 15, 2022 – Grainger (NYSE: GWW), the leading broad line distributor of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced it has appointed Nancy L. Berardinelli-Krantz as Senior Vice President and Chief Legal Officer, effective Jan. 30, 2023. Berardinelli-Krantz will succeed John L. Howard who will retire from the company in July 2023 after 23 years of service.

“Nancy’s broad scope of legal knowledge, ethics and compliance experience and leadership in the Army makes her an excellent fit to lead our Legal function and strengthen our values across the organization, with our customers and in our communities,” said D.G. Macpherson, Chairman and CEO. “Her distinguished career in the legal, business and government environment coupled with her ability to lead with integrity matches Grainger’s purpose-driven culture. We look forward to welcoming her to the Grainger team.”

Berardinelli-Krantz joins Grainger from Eaton Corporation, where she is Senior Vice President and Deputy Chief Legal Officer. Prior to Eaton, Nancy served in senior leadership positions at The Goodyear Tire & Rubber Company and worked for the international law firm of Jones Day. She is also a Veteran of the United States Army, Judge Advocate General’s Corps, where she served as a trial attorney in Fort Hood, Texas, and for the Contract Appeals Division in Washington, D.C. She also served as a trial defense counsel in Baghdad, Iraq.

Berardinelli-Krantz earned a bachelor’s degree in political science from John Carroll University, and a juris doctorate, magna cum laude, from the Cleveland-Marshall College of Law. She also serves on the board of trustees for the University Hospitals Rainbow Babies & Children’s Foundation and is a board member for The Command Purpose Foundation.

Berardinelli-Krantz succeeds John L. Howard who joined Grainger in 2000 as Senior Vice President and General Counsel and oversees the company’s legal and corporate environment, health and safety and corporate security teams. Howard is a Fellow of the American College of

Governance Counsel and a Life Member of the Council on Foreign Relations and serves on the boards of 1871 Chicago, Rush University Medical Center and The Grainger Foundation. He also served as Chairman, Special Panel on Appeals, the Federal Reserve Bank of Chicago’s Seventh District Advisory Council and as Vice Chairman of the Chicago Botanic Garden.

“For more than 20 years, John Howard has showed unwavering dedication and service to Grainger and our customers,” said Macpherson. “John’s leadership on legal, business and people matters has guided Grainger, and he’s set a standard of placing truth and respect at the center of everything we do. On behalf of the entire Grainger team, we are grateful for the impact John has made on the company, our customers, and the industry.”

About Grainger
W.W. Grainger, Inc., with 2021 sales of $13.0 billion, is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. Grainger achieves its purpose, We Keep the World Working®, by serving more than 4.5 million customers worldwide with a wide range of product categories that keep customer operations running and their people safe. The Company also delivers services and solutions, such as technical support and inventory management, to provide tangible value and save customers time and money. Grainger offers more than 2 million maintenance, repair and operating (MRO) products in its High-Touch Solutions assortment and more than 30 million products through its expanding Endless Assortment offering. For more information, visit www.grainger.com.

Media Contact:

Brodie Bertrand

224-443-8240

brodie.bertrand@grainger.com